CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Reverse Convertible Securities due 2011	$168,000	$19.50

June 2011 Pricing Supplement No. 825 Registration Statement No. 333-156423 Dated June 24, 2011 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in International Equities
RevConsSM
RevConsSM Based on the American Depositary Shares of Baidu, Inc. Due December 29, 2011
Reverse Convertible Securities
The RevCons are senior unsecured obligations of Morgan Stanley, will pay a coupon at the rate specified below, and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by this pricing supplement as set forth below.  At maturity the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of Baidu ADSs on the determination date is less than the initial equity price and the closing price of Baidu ADSs has decreased to or below the specified trigger price on any trading day over the term of the RevCons, a number of Baidu ADSs worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those ADSs.  The RevCons do not guarantee the return of any principal at maturity.  The RevCons are senior unsecured obligations of Morgan Stanley, and all payments on the RevCons including coupon payments and any payment at maturity are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$168,000
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons (see “Commissions and Issue Price” below)
Underlying equity:	American Depositary Shares of Baidu, Inc. (“Baidu ADSs”), each Baidu ADS representing 0.1 Class A ordinary share of Baidu, Inc.
Underlying equity issuer:	Baidu, Inc.
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying equity on the determination date is less than the initial equity price and the closing price of the underlying equity has declined to or below the specified trigger price on any trading day from and excluding the pricing date to and including the determination date, (x) a number of Baidu ADSs equal to the exchange ratio or (y) at our option, the cash value of those ADSs as of the determination date.

Initial equity price:	$128.68, which is the closing price of the underlying equity on the pricing date.
Determination date:	December 23, 2011, subject to postponement in the event of certain market disruption events.
Exchange ratio:	7.77122, which is the stated principal amount divided by the initial equity price, subject to adjustments for corporate events.
Trigger price:	$102.944, which is the trigger level times the initial equity price.
Trigger level:	80%
Coupon:	15.00% per annum (equivalent to $75.00 per RevCons for the 6-month term of the RevCons), paid monthly and calculated on a 30/360 basis
Coupon payment dates:	Payable monthly at the specified interest rate beginning July 29, 2011.
Pricing date:	June 24, 2011
Original issue date:	June 29, 2011 (3 business days after the pricing date)
Maturity date:	December 29, 2011
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	617482UW2
ISIN:	US617482UW22
Agent:	Morgan Stanley & Co. LLC, a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to public(1):	Agent’s commissions(2):	Proceeds to issuer:
Per RevCons	$1,000	$20	$980
Total	$168,000	$3,360	$164,640
(1)	The price to public for investors purchasing the RevCons in fee-based advisory accounts will be $985 for each RevCons.
(2)
Selected dealers and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $20 for each RevCons they sell; provided that dealers selling to investors purchasing the RevCons in fee-based advisory accounts will receive a sales commission of $5 for each RevCons.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The RevCons involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for RevCons dated August 20, 2009              Prospectus dated December 23, 2008

The RevCons are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

RevConsSM
RevConsSM Based on the American Depositary Shares of Baidu, Inc. Due December 29, 2011

Fact Sheet

The RevCons are senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate per annum specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by this pricing supplement.  At maturity the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying equity on the determination date is less than the initial equity price and the closing price of the underlying equity has decreased to or below the specified trigger price on any trading day over the term of the RevCons, a number of Baidu ADSs worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those ADSs.  The RevCons do not guarantee any return of principal at maturity. The RevCons are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the RevCons are subject to the credit risk of Morgan Stanley. “RevCons” is a service mark of Morgan Stanley.
Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
June 24, 2011	June 29, 2011 (three business days after the pricing date)	December 29, 2011
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$168,000
Issue price:	$1,000 per RevCons
Stated principal amount:	$1,000 per RevCons
Denominations:	$1,000 and integral multiples thereof
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying equity on the determination date is less than the initial equity price and the closing price of the underlying equity has declined to or below the specified trigger price on any trading day from but excluding the pricing date to and including the determination date, (x) a number of Baidu ADSs equal to the exchange ratio or (y) at our option, the cash value of those ADSs as of the determination date.

Initial equity price:	$128.68, which is the closing price of the underlying equity on the pricing date.
Determination date:	December 23, 2011, subject to postponement in the event of certain market disruption events.
Exchange ratio:	7.77122, which is the stated principal amount divided by the initial equity price, subject to adjustments for corporate events.
Exchange factor:	Initially equal to 1.0, but will be adjusted to reflect certain corporate events affecting Baidu ADSs. The closing price of Baidu ADSs and the exchange ratio will be adjusted by the exchange factor.
Coupon payment dates:	Payable monthly at the specified interest rate beginning July 29, 2011.
Record date:	One business day prior to the related coupon payment date
Trigger price:	$102.944, which is the trigger level times the initial equity price.
Trigger event:	Closing price trigger event
Postponement of maturity date:
If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second business day following the determination date as postponed.

Underlying equity:	American Depositary Shares of Baidu, Inc. (“Baidu ADSs”), each Baidu ADS representing 0.1 Class A ordinary share of Baidu, Inc.
Underlying equity issuer:	Baidu Inc.
Coupon:	15.00% per annum (equivalent to $75.00 per RevCons for the 6-month term of the RevCons), paid monthly and calculated on a 30/360 basis
Trigger level:	80%
Risk factors:	Please see “Risk Factors” beginning on page 11.

June 2011	Page 2

RevConsSM
RevConsSM Based on the American Depositary Shares of Baidu, Inc. Due December 29, 2011

General Information
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	617482UW2
ISIN:	US617482UW22
Minimum ticketing size:	$1,000 / 1 RevCons
Market disruption event:
The following replaces “market disruption event” in the prospectus supplement for RevCons in its entirety.
“Market disruption event” means, with respect to Baidu ADSs (or, if applicable, Class A ordinary shares of Baidu, Inc. (“Baidu ordinary shares”)), the occurrence or existence of any of the following events, as determined by the calculation agent in its sole discretion:

(i)        the occurrence or existence of a suspension, absence or material limitation of trading of Baidu ADSs or Baidu ordinary shares on the primary market for Baidu ADSs or Baidu ordinary shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Baidu ADSs or Baidu ordinary shares as a result of which the reported trading prices for Baidu ADSs or Baidu ordinary shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to Baidu ADSs or Baidu ordinary shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; and

(ii)        a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the RevCons.

For purposes of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a market disruption event, (3) a suspension of trading in options contracts on Baidu ADSs or Baidu ordinary shares or by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Baidu ADSs or Baidu ordinary shares and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Baidu ADSs or Baidu ordinary shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Price event acceleration:	The following replaces “Price Event Acceleration” in the prospectus supplement for RevCons in its entirety.

If on any two consecutive trading days during the period prior to and ending on the third business day immediately preceding the maturity date, the product of the closing price of one Baidu ADS and the exchange factor is less than the acceleration trigger price, the maturity date of the RevCons will be deemed to be accelerated to the third business day immediately following such second trading day.  If on any day Baidu ADSs are not listed on a United States national securities exchange and have not been replaced by Baidu ordinary shares listed on a United States national securities exchange, the maturity date of the RevCons will be deemed to be accelerated to the third business day following such date (such date or such second Trading Day referred to in the previous sentence, the “date of acceleration”).  Upon such acceleration, with respect to the stated principal amount of each RevCons, we will deliver to The Depository Trust Company (“DTC”), as holder of the RevCons, on the date of acceleration:

•
a number of shares of Baidu ADSs equal to the product of the exchange ratio and the exchange factor, as of such date of acceleration, or at our sole option, the cash value of Baidu ADSs as of such date of acceleration; and

•
accrued but unpaid coupon to but excluding the date of acceleration plus an amount of cash, as determined by the Calculation Agent, equal to the sum of the present values of the remaining scheduled payments of coupon on the RevCons (excluding any portion of such payments of coupon accrued to the date of acceleration) discounted to the date of acceleration based on the comparable yield that we would pay on a non-interest bearing, senior unsecured debt obligation having a maturity equal to the term of each such remaining

June 2011	Page 3

RevConsSM
RevConsSM Based on the American Depositary Shares of Baidu, Inc. Due December 29, 2011

scheduled payment.

We expect such shares (if any) and cash will be distributed to investors on the date of acceleration in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

Investors will not be entitled to receive the return of the stated principal amount of each RevCons upon a price event acceleration.

Antidilution adjustments:
The following replaces “Antidilution Adjustments” in the prospectus supplement for RevCons in its entirety.
The exchange factor will be adjusted as follows:

1.      If Baidu ordinary shares are subject to a stock split or reverse stock split, then once such split has become effective, the exchange factor will be proportionally adjusted; provided, however, that if (and to the extent that) the underlying equity issuer or the depositary for Baidu ADSs has adjusted the number of Baidu ordinary shares represented by each Baidu ADS so that the price of Baidu ADSs would not be affected by such stock split or reverse stock split, no adjustment will be made to the exchange factor.

2.      If Baidu ordinary shares are subject (i) to a stock dividend (issuance of additional Baidu ordinary shares) that is given ratably to all holders of Baidu ordinary shares or (ii) to a distribution of Baidu ordinary shares as a result of the triggering of any provision of the corporate charter of the underlying equity issuer, then once the dividend has become effective and Baidu ordinary shares are trading ex-dividend, the exchange factor will be proportionally adjusted; provided, however, that if (and to the extent that) the underlying equity issuer or the depositary for Baidu ADSs has adjusted the number of Baidu ordinary shares represented by each Baidu ADS so that the price of Baidu ADSs would not be affected by such stock dividend or stock distribution, no adjustment will be made to the exchange factor.

3.      If the underlying equity issuer issues rights or warrants to all holders of Baidu ordinary shares to subscribe for or purchase Baidu ordinary shares at an exercise price per share less than the closing price of Baidu ordinary shares on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the RevCons, then the exchange factor will be proportionally adjusted; provided, however, that if (and to the extent that) the underlying equity issuer or the depositary for Baidu ADSs has adjusted the number of Baidu ordinary shares represented by each Baidu ADS so that the price of Baidu ADSs would not be affected by such rights or warrants, no adjustment will be made to the exchange factor.

4.      There will be no adjustments to the exchange factor to reflect cash dividends or other distributions paid with respect to Baidu ordinary shares other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 below and extraordinary dividends as described below.  A cash dividend or other distribution with respect to Baidu ADSs will be deemed to be an “extraordinary dividend” if such cash dividend or distribution exceeds the immediately preceding non-extraordinary dividend for Baidu ADSs by an amount equal to at least 10% of the closing price of Baidu ADSs (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in Baidu ADSs on the primary U.S. organized securities exchange on which Baidu ADSs are traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such extraordinary dividend.  If an extraordinary dividend occurs with respect to Baidu ADSs, the exchange factor with respect to Baidu ADSs will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new exchange factor will equal the product of (i) the then current exchange factor and (ii) a fraction, the numerator of which is the closing price on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the trading day preceding the ex-dividend date exceeds the extraordinary dividend amount.  The “extraordinary dividend amount” with respect to an extraordinary dividend for Baidu ADSs will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per Baidu ADS of such extraordinary dividend minus the amount per Baidu ADS of the immediately preceding non-extraordinary dividend for Baidu ADSs or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per Baidu ADS of such extraordinary dividend.  To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination shall be conclusive.  A distribution on Baidu ADSs described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an extraordinary dividend shall cause an adjustment to the exchange factor pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

5.      If (i) there occurs any reclassification or change of Baidu ordinary shares, including, without limitation, as a result of the issuance of any tracking stock by the underlying equity issuer, (ii) the underlying equity issuer or any surviving entity or subsequent surviving entity of the underlying equity

June 2011	Page 4

RevConsSM
RevConsSM Based on the American Depositary Shares of Baidu, Inc. Due December 29, 2011

issuer (an “underlying equity issuer successor”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the underlying equity issuer or any underlying equity issuer successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) the underlying equity issuer is liquidated, (v) the underlying equity issuer issues to all of its shareholders equity securities of an issuer other than the underlying equity issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spin-off event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding Baidu ordinary shares (any such event in clauses (i) through (vi), a “reorganization event”), the method of determining the amount payable upon exchange at maturity for each RevCons will be adjusted to provide that investors will be entitled to receive at maturity, in respect of the stated principal amount of each RevCons either:

•	an amount of cash equal to the stated principal amount of each RevCons, or

•
if (x) a trigger event has occurred (assessed as if the effective date of the reorganization event were the determination date), or (y) the exchange property value (as defined below) at any time (or if closing price trigger event is specified in the applicable pricing supplement, at the time the closing price of Baidu ADSs would otherwise be published or reported) on any trading day from and including the effective date of the reorganization event to and including the determination date has decreased to or below the trigger price, and the exchange property value (as defined below) on the determination date is less than the initial share price, securities, cash or any other assets distributed to holders of Baidu ADSs in or as a result of any such reorganization event, including (A) in the case of the issuance of tracking stock, the reclassified share of Baidu ADSs, (B) in the case of a Spin-off Event, the share of Baidu ADSs with respect to which the spun-off security was issued, and (C) in the case of any other reorganization event where Baidu ADSs continue to be held by the holders receiving such distribution, Baidu ADSs (collectively, the “exchange property”), in an amount equal to the amount of exchange property delivered with respect to a number of Baidu ADSs equal to the exchange ratio times the exchange factor each determined at the time of the reorganization event, or, at our sole option, the cash value of such exchange property as of the determination date.

If exchange property consists of more than one type of property and we elect to deliver exchange property, rather than the cash value thereof, we will deliver to DTC, as holder of the RevCons, at maturity a pro rata share of each such type of exchange property.  We expect that such exchange property will be distributed to investors in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  If exchange property includes a cash component, investors will not receive any interest accrued on such cash component.  In the event exchange property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the exchange property value has decreased to or below the trigger price at any time on any trading day from and including the time of the reorganization event to and including the determination date and whether or not the exchange property value is less than the initial share price, “exchange property value” means (i) for any cash received in any reorganization event, the value, as determined by the calculation agent, as of the date of receipt, of such cash received for one share of Baidu ADSs, as adjusted by the exchange factor as the time of such reorganization Event, (ii) for any property other than cash or securities received in any such reorganization event, the market value, as determined by the calculation agent in its sole discretion, as of the date of receipt, of such exchange property received for one Baidu ADS, as adjusted by the exchange factor at the time of such reorganization event and (iii) for any security received in any such reorganization event, an amount equal to the intraday price, as of the time at which the exchange property value is determined, per share of such security multiplied by the quantity of such security received for each Baidu ADS, as adjusted by the exchange factor at the time of such reorganization event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, exchange property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to exchange property in which an offeree may elect to receive cash or other property, exchange property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any reorganization event referred to in paragraph 5 above, (i) references to “the underlying shares” in the prospectus supplement for RevCons under “Description of RevCons—No Fractional Shares,” “—General Terms of the RevCons—Some Definitions,” “—Price Event Acceleration” and “—Alternate Exchange Calculation in Case of an Event of Default” shall be deemed to also refer to any other security received by holders of Baidu ordinary shares in any such

June 2011	Page 5

RevConsSM
RevConsSM Based on the American Depositary Shares of Baidu, Inc. Due December 29, 2011

reorganization event, and (ii) all other references in the prospectus supplement for RevCons to “Baidu ordinary shares” shall be deemed to refer to the exchange property into which the RevCons are thereafter exchangeable and references to a “share” or “shares” of Baidu ordinary shares shall be deemed to refer to the applicable unit or units of such exchange property, unless the context otherwise requires.

In the event that the underlying equity issuer or the depositary for Baidu ADSs elects, in the absence of any of the events described in paragraph 1, 2, 3, 4 or 5 above, to change the number of Baidu ordinary shares that are represented by each Baidu ADS, the exchange factor on any trading day after the change becomes effective will be proportionally adjusted.

No adjustment to the exchange factor will be required unless such adjustment would require a change of at least 0.1% in the exchange factor then in effect.  The exchange factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the exchange factor will be made up to the close of business on the determination date.

No adjustments to the exchange factor or method of calculating the exchange factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the closing price of the underlying equity, including, without limitation, a partial tender or exchange offer for the Baidu ADSs or Baidu ordinary shares. However, the calculation agent may, in its sole discretion, make additional changes to the exchange factor upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders’ rights in, Baidu ADSs (and/or other exchange property), but only to reflect such changes, and not with the aim of changing relative investment risk.

The calculation agent shall be solely responsible for the determination and calculation of any adjustments to the exchange factor or method of calculating the exchange factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The calculation agent will provide information as to any adjustments to the exchange factor or to the method of calculating the amount payable at maturity of the RevCons made pursuant to paragraph 5 above upon written request by any investor in the RevCons.

Tax considerations:
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and our counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes.  Pursuant to the terms of the RevCons and subject to the discussion in the accompanying prospectus supplement for RevCons under “United States Federal Taxation,” you agree with us to treat the RevCons, under current law, as a unit consisting of (i) a put right written by you to us, that if exercised, requires you to pay us an amount equal to the deposit (as described below) in exchange for the underlying shares (and cash in lieu of fractional shares), or at our option, the cash value of the underlying shares as of the determination date and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the put right.  Assuming the characterization of the RevCons as set forth above is respected, we have determined that the yield on the deposit is 0.3365% per annum, compounded monthly, and that the remainder of the coupons on the RevCons is attributable to the put premium, as described in the section of the accompanying prospectus supplement for RevCons called “United States Federal Taxation — Tax Consequences to U.S. Holders — Tax Treatment of the RevCons  — RevCons with a Term Equal to or Less Than One Year.”  As a result, 2.2433% of each coupon payment is treated as the yield on the deposit and 97.7567% of each coupon payment is treated as the put premium.

Please read the discussion under “Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons concerning the U.S. federal income tax consequences of an investment in the RevCons.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character and timing of income or loss (including whether the put premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.

Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a

June 2011	Page 6

RevConsSM
RevConsSM Based on the American Depositary Shares of Baidu, Inc. Due December 29, 2011

change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the RevCons should read the discussion under “Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the RevCons by taking positions in the underlying equity and in options contracts on the underlying equity listed on major securities markets.  Such purchase activity could have increased the price of the underlying equity, and, accordingly, increased the initial equity price and the trigger price of the RevCons, and, therefore, the price at which the underlying equity must close on each trading day over the term of the RevCons, and on the determination date, before you would receive for the RevCons at maturity an amount of cash or Baidu ADSs worth as much as the stated principal amount of the RevCons.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the RevCons by purchasing and selling the underlying equity, options contracts on the underlying equity listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the price of the underlying equity and, therefore, adversely affect the value of the RevCons or the payment you will receive at maturity.  Additionally, such hedging or trading activities during the term of the RevCons could potentially affect whether the closing price of the underlying equity decreases to or below the trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or Baidu ADSs (or, if we so elect, the cash value of such Baidu ADSs, determined as of the determination date) at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for RevCons.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the RevCons.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the RevCons are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the RevCons are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the RevCons.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any

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RevConsSM Based on the American Depositary Shares of Baidu, Inc. Due December 29, 2011

of these class or statutory exemptions will be available with respect to transactions involving the RevCons.

Because we may be considered a party in interest with respect to many Plans, the RevCons may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the RevCons will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the RevCons that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such RevCons on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the RevCons on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the RevCons has exclusive responsibility for ensuring that its purchase, holding and disposition of the RevCons do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any RevCons to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the RevCons if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the RevCons by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the RevCons, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $20 for each RevCons they sell; provided that dealers selling to investors purchasing the RevCons in fee-based advisory accounts will receive a sales commission of $5 for each RevCons.
MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for RevCons.

Validity of the RevCons:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the RevCons offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such RevCons will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the RevCons and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the RevCons.  We encourage you to read the accompanying prospectus supplement for RevCons and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

June 2011	Page 8

RevConsSM
RevConsSM Based on the American Depositary Shares of Baidu, Inc. Due December 29, 2011

How RevCons Work

The following payment scenarios illustrate the potential returns on the RevCons at maturity.

Payment Scenario 1
The closing price of the underlying equity never falls to or below the trigger price on any trading day during the term of the RevCons, and you receive the monthly coupon until maturity with a full return of principal at maturity.  You will not participate in any appreciation of the underlying equity, even if the closing price of the underlying equity is above its initial equity price on the determination date.

Payment Scenario 2
The closing price of the underlying equity falls to or below the trigger price on at least one trading day during the term of the RevCons and the closing price is at a level below the initial equity price on the determination date, in which case, at maturity, the RevCons will be redeemed for the underlying equity (or, at our option, the cash value thereof) worth less, or possibly substantially less, than the stated principal amount of the RevCons based on the closing price of the underlying equity on the determination date.  You will still receive the monthly coupon until maturity even if the closing price of the underlying equity falls to or below the trigger price.

Hypothetical Payments on the RevCons

The following examples illustrate the payment at maturity on the RevCons (assuming a six-month term) for a range of hypothetical closing prices for a hypothetical underlying equity on a hypothetical determination date, depending on whether the closing price of the underlying equity on the determination date is less than the initial equity price and whether, on any trading day during the term of the RevCons, the closing price of the underlying equity has or has not decreased to or below the hypothetical trigger price.

The hypothetical examples are based on the following hypothetical values in order to illustrate how the RevCons work (and do not reflect the actual initial equity price of Baidu ADSs as well as the exchange ratio, the trigger price and the coupon per annum of the RevCons):

▪ Stated principal amount (per RevCons):	$1,000
▪ Initial equity price:	$100 (the closing price of one unit of the hypothetical underlying equity on the pricing date)
▪ Exchange ratio:	10 (the $1,000 stated principal amount per RevCons divided by the initial equity price)
▪ Trigger price:	$80 (80% of the initial equity price)
▪ Interest rate per annum:	15%

TABLE 1:  At maturity, unless the closing price of the hypothetical underlying equity on the determination date is less than the initial equity price and the closing price of the hypothetical underlying equity has decreased to or below the trigger price on any trading day from but excluding the pricing date to and including the determination date, your payment at maturity per RevCons will equal the stated principal amount of the RevCons.  This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons on the basis that the closing price of the hypothetical underlying equity has not decreased to or below the hypothetical trigger price of $80 on any trading day during the term of the RevCons.

Hypothetical underlying equity closing price on determination date	Value of cash delivery amount at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$90.00	$1,000	$75	$1,075
$100.00	$1,000	$75	$1,075
$120.00	$1,000	$75	$1,075
$140.00	$1,000	$75	$1,075

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RevConsSM Based on the American Depositary Shares of Baidu, Inc. Due December 29, 2011

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons if the closing price of the hypothetical underlying equity has decreased to or below the hypothetical trigger price of $80 on any trading day from but excluding the pricing date to and including the determination date.  In each of these examples, where the closing price of the hypothetical underlying equity on the determination date is less than the initial equity price, the payment at maturity would be made by delivery of the hypothetical underlying equity, or, at our option, the cash value thereof as of the determination date.  In each of these examples, where the closing price on the determination date is at or above the initial equity price, the payment at maturity will be an amount in cash equal to the stated principal amount.

Hypothetical underlying equity closing price on determination date	Value of hypothetical underlying equity or cash value thereof per RevCons*	Total monthly coupon payments per RevCons	Value of total payment per RevCons*
$0.00	$0	$75	$75
$25.00	$250	$75	$325
$50.00	$500	$75	$575
$80.00	$800	$75	$875
$91.00	$910	$75	$985
$100.00	$1,000	$75	$1,075
$125.00	$1,000	$75	$1,075
$150.00	$1,000	$75	$1,075
*Such value is calculated based on the value of the hypothetical underlying equity as of the determination date.

Because the closing price of the underlying equity may be subject to significant fluctuations over the term of the RevCons, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity.  The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (a) whether the closing price of the underlying equity falls to or below the specified trigger price on any trading day from but excluding the pricing date to and including the determination date and (b) the closing price of the underlying equity on the determination date.

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RevConsSM Based on the American Depositary Shares of Baidu, Inc. Due December 29, 2011

Risk Factors

The RevCons are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the RevCons.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the RevCons and the suitability of such RevCons in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons.  For a complete list of risk factors, please see the accompanying prospectus supplement for RevCons and the accompanying prospectus.

Structure Specific Risk Factors

▪
You may not receive a return of principal.  The payment to investors at maturity will either be (i) cash equal to the stated principal amount of the RevCons or (ii) if the closing price of the underlying equity on the determination date is less than its initial equity price and the closing price of the underlying equity has decreased to or below the specified trigger price over the term of the RevCons, a number of Baidu ADSs, or, at our option, the cash value of such ADSs as of the determination date.  If investors receive Baidu ADSs at maturity in exchange for the RevCons, or the cash value of those ADSs, the value of those ADSs or that cash will be less than the stated principal amount of the RevCons and could be zero.

▪
The RevCons are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the RevCons.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the RevCons at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The RevCons are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the RevCons, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the RevCons prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the RevCons.

▪
Investors will not participate in any appreciation in the value of Baidu ADSs.  Investors in a particular RevCons will not participate in any appreciation in the price of Baidu ADSs, and the return on the RevCons will be limited to the monthly coupon payable on the RevCons.

▪
The value of Baidu ADSs is subject to currency exchange rate risk. As Baidu, Inc. has its main operations in China and derives its revenues in Chinese renminbi, fluctuations in the exchange rate between the Chinese renminbi and the U.S. dollar may affect the market price of the Baidu ADSs, which may consequently affect the market value of the RevCons.  The exchange rate between the Chinese renminbi and the U.S. dollar is managed by the Chinese government with reference to a basket of currencies and is based on a daily poll of onshore market dealers and other undisclosed factors.  The People’s Bank of China, the monetary authority in China, sets the spot rate of the Chinese renminbi, and may also use a variety of techniques, such as intervention by its central bank or imposition of regulatory controls or taxes, to affect the Chinese renminbi/U.S. dollar exchange rate.  In the future, the Chinese government may also issue a new currency to replace its existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of the Chinese renminbi in ways that may be adverse to your interests.  The exchange rate is also influenced by political or economic developments in China, the United States or elsewhere and by macroeconomic factors and speculative actions.  To the extent that management of the Chinese renminbi by the People’s Bank of China has resulted in and currently results in trading levels that do not fully reflect market forces, any further changes in the government’s management of the Chinese renminbi could result in significant movement in the value of the Chinese renminbi.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in China and the United States, including economic and political developments in other countries.  The value of Baidu ADSs and thus the value of the RevCons as well as the payment at maturity may be affected by the actions of the Chinese government, by currency fluctuations in response to other market forces and by the movement of currencies across borders.

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RevConsSM Based on the American Depositary Shares of Baidu, Inc. Due December 29, 2011

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the RevCons in the secondary market.  Although the issuer expects that generally the closing price of Baidu ADSs on any trading day will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include: whether the closing price of Baidu ADSs has decreased to or below the specified trigger price on any trading day, the volatility and dividend rate on Baidu ADSs, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the RevCons, any actual or anticipated changes in our credit ratings or credit spreads, and the occurrence of certain events affecting Baidu ADSs that may or may not require an adjustment to the exchange ratio.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the RevCons at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the RevCons and the cost of hedging our obligations under the RevCons that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the RevCons or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Maturity date of the RevCons may be accelerated.  The maturity of the RevCons will be accelerated if (i) the closing price of Baidu ADSs (as adjusted for certain corporate events) on any two consecutive trading days is less than $2.00, or (ii) there is an event of default with respect to the RevCons.  The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the RevCons.

▪
No shareholder rights.  Investing in the RevCons is not equivalent to investing in Baidu ADSs.  Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to Baidu ADSs.

▪
The RevCons may become exchangeable into the American Depositary Shares or common stock of a company other than Baidu, Inc.  Following certain corporate events relating to Baidu ADSs, you may receive at maturity the American Depositary Shares or common stock of a successor corporation to Baidu, Inc.  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the RevCons.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity of a RevCons for certain corporate events affecting Baidu ADSs, there may be other corporate events (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of Baidu ADSs payable at maturity, the market price of the RevCons may be materially and adversely affected.

▪
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper treatment of the RevCons for U.S. federal income tax purposes, and our counsel has not rendered an opinion as to their proper tax treatment

Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the RevCons.  If the IRS were successful in asserting an alternative treatment for the RevCons, the timing and character of income on the RevCons might differ significantly from the tax treatment described in the Tax

June 2011	Page 12

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RevConsSM Based on the American Depositary Shares of Baidu, Inc. Due December 29, 2011

Disclosure Sections.  We do not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character and timing of income or loss (including whether the put premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

Other Risk Factors

▪
The RevCons will not be listed and secondary trading may be limited.  The RevCons will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the RevCons.  MS & Co. may, but is not obligated to, make a market in the RevCons.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the RevCons easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the RevCons, the price at which you may be able to trade your RevCons is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the RevCons, it is likely that there would be no secondary market for the RevCons.  Accordingly, you should be willing to hold your RevCons to maturity.

▪
No affiliation with the underlying equity issuer.  The underlying equity issuer is not an affiliate of the issuer, is not involved with this offering in any way, and has no obligation to consider the interests of investors in taking any corporate actions that might affect the value of the RevCons.  The issuer has not made any due diligence inquiry with respect to the issuer of the underlying equity in connection with this offering.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the RevCons. As calculation agent, MS & Co. will determine whether the closing price of the underlying equity has decreased to or below the specified trigger price during the term of the RevCons, whether a market disruption event has occurred, the payment you will receive at maturity, including, if we elect to deliver cash in lieu of the underlying equity, the cash value thereof on the determination date, any adjustment to the exchange factor for the RevCons to reflect certain corporate and other events and the appropriate security or securities to be delivered at maturity following certain reorganization events.  Any of these determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the exchange factor for any RevCons, may affect the amount payable to you at maturity on your RevCons.  See the section of the accompanying prospectus supplement for RevCons called “Description of RevCons—Antidilution Adjustments.”

▪
Hedging and trading activity by our subsidiaries could adversely affect the value of the RevCons.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the RevCons, including trading in the underlying equity as well as in other instruments related to the underlying equity.  MS & Co. and some of our other subsidiaries also trade the underlying equity and other financial instruments related to the underlying equity on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the price of the underlying equity and, accordingly, could have increased the initial equity price used to calculate the trigger price and, therefore, could have increased the trigger price relative to the price of the underlying equity absent such hedging or trading activity.  Additionally, such hedging or trading activities during the term of the RevCons could potentially affect whether the closing price of the underlying equity decreases to or below the trigger price and, therefore, whether or

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RevConsSM Based on the American Depositary Shares of Baidu, Inc. Due December 29, 2011

not you will receive the stated principal amount of the RevCons or the underlying equity (or the cash value thereof) worth less than the stated principal amount at maturity.  Furthermore, if the closing price of the underlying equity has decreased to or below the trigger price during the term of the RevCons and you receive the underlying equity at maturity, the issuer’s trading activities prior to or at maturity could adversely affect the value of the underlying equity.

▪
Morgan Stanley may engage in business with or involving the issuer of the underlying equity without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with the issuer of the underlying equity without regard to your interests, and thus may acquire non-public information about the issuer of the underlying equity.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to the issuer of the underlying equity, which may or may not recommend that investors buy or hold the underlying equity.

For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on S-9 of the accompanying prospectus supplement for RevCons.  The issuer also urges you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the RevCons.

June 2011	Page 14

RevConsSM
RevConsSM Based on the American Depositary Shares of Baidu, Inc. Due December 29, 2011

Information about American Depositary Shares of Baidu, Inc.

The underlying equity is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by the issuer of the underlying equity pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number detailed below through the Securities and Exchange Commission’s website at.www.sec.gov.  In addition, information regarding the issuer of the underlying equity may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for RevCons.

This pricing supplement relates only to the RevCons referenced hereby and does not relate to any underlying stock or other securities of the issuer of the underlying equity.  The issuer has derived all disclosures contained in this pricing supplement regarding the issuer of the underlying equity from the publicly available documents described in the preceding paragraph.  In connection with the offering of the RevCons, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuer of the underlying equity.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuer of the underlying equity is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying equity.

Baidu Inc.
Baidu Inc. is a technology-based media company providing Chinese language Internet search services. Its SEC file number is 000-51469.

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RevConsSM Based on the American Depositary Shares of Baidu, Inc. Due December 29, 2011

Historical Information

The following table sets forth the published high and low closing prices of, as well as dividends paid on, Baidu ADSs for each quarter in 2008, 2009, 2010 and 2011 through June 24, 2011.  The closing price for Baidu ADSs on June 24, 2011 was $128.68.  The associated graph shows the closing prices for Baidu ADSs for each day in the same period.  We obtained the prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of Baidu ADSs as an indication of their future performance.  No assurance can be given as to the closing price of Baidu ADSs on any trading day during the term of the RevCons.

Baidu, Inc. (CUSIP 0567521085)	High ($)	Low ($)	Dividends ($)
2008
First Quarter	38.1880	20.7900	-
Second Quarter	37.3848	27.3250	-
Third Quarter	35.0240	23.1200	-
Fourth Quarter	26.6050	10.4540	-
2009
First Quarter	18.8300	10.9440	-
Second Quarter	30.9160	17.4770	-
Third Quarter	40.2910	27.4880	-
Fourth Quarter	44.2180	37.2020	-
2010
First Quarter	60.8500	38.6490	-
Second Quarter	78.2060	60.0000	-
Third Quarter	103.8200	67.4500	-
Fourth Quarter	114.1000	96.2200	-
2011
First Quarter	137.8100	99.7300	-
Second Quarter (through June 24, 2011)	152.3700	128.6800	-

We make no representation as to the amount of dividends, if any, that Baidu, Inc. may pay in the future.  As an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on Baidu ADSs.

Baidu, Inc. American Depositary Shares Daily Closing Prices January 1, 2008 to June 24, 2011

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RevConsSM Based on the American Depositary Shares of Baidu, Inc. Due December 29, 2011

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for RevCons) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for RevCons and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for RevCons if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for RevCons dated August 20, 2009
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for RevCons or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“RevCons” is a service mark of Morgan Stanley.

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